Exhibit 4.2

SCHEDULE OF AGREEMENTS

SUBSTANTIALLY IDENTICAL IN ALL MATERIAL RESPECTS

TO THE AGREEMENT FILED AS EXHIBIT 4.1 PURSUANT TO

INSTRUCTION 2 TO ITEM 601 OF REGULATION S-K

Pursuant to the terms of the Indentures listed in the table below among Ventas Realty, Limited Partnership and Ventas Capital Corporation (collectively, the “Issuers”), the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), the Issuers have executed and delivered Supplemental Indentures adding each of the Guaranteeing Subsidiaries as Guarantors of the applicable series of senior notes, which Supplemental Indentures are substantially identical in all material respects to the agreement filed as Exhibit 4.1 to this Quarterly Report on Form 10-Q.

Indenture	Senior Notes

Indenture dated as of April 17, 2002, as supplemented	9% Senior Notes due 2012

Indenture dated as of October 15, 2004, as supplemented	6 5/8% Senior Notes due 2014

Indenture dated as of June 7, 2005, as supplemented	6 3/4% Senior Notes due 2010

Indenture dated as of June 7, 2005, as supplemented	7 1/8% Senior Notes due 2015

Indenture dated as of December 9, 2005, as supplemented	6 1/2% Senior Notes due 2016

Indenture dated as of September 19, 2006, as supplemented by the First Supplemental Indenture of even date therewith and as further supplemented	6 3/4% Senior Notes due 2017